UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Kirby Corporation

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KIRBY CORPORATION

Notice of 2010

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 27, 2010

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

March 10, 2010

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2010 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 27, 2010, at 10:00 a.m. (CDT). The meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the formal items of business to be conducted at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class III directors, reapprove the material terms of the performance objectives under Kirby’s 2005 Stock and Incentive Plan and ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2010.

In addition to the formal items of business to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

C. Berdon Lawrence
Chairman of the Board

Joseph H. Pyne
President and Chief Executive Officer

KIRBY CORPORATION
55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 27, 2010
Time:	10:00 a.m. CDT
Place:	Four Seasons Hotel 1300 Lamar Street Houston, Texas 77010

Items of business to be voted on at the Kirby Corporation 2010 Annual Meeting of Stockholders are as follows:

1. Election of three Class III directors;

2. Reapproval of the material terms of the performance objectives under Kirby’s 2005 Stock and Incentive Plan;

3. Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2010; and

4. Consideration of any other business that properly comes before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2010. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2009 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

Thomas G. Adler
Secretary

March 10, 2010

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on April 27, 2010, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2009, are being mailed to stockholders on or about March 17, 2010.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, for the reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010 and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson, Inc. to solicit proxies at an estimated cost of $5,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2010 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2010, the Company had 54,009,857 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan and for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010 and any other matters that may be presented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2010

This Proxy Statement and the Company’s 2009 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Item 1	—	Election of three Class III directors
Item 2	—	Reapproval of the material terms of the performance objectives under the Company’s 2005 Stock and Incentive Plan
Item 3	—	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010

The Board of Directors of the Company unanimously recommends that you vote “FOR” each of the proposals.

ELECTION OF DIRECTORS (ITEM 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at ten. Three Class III directors are to be elected at the 2010 Annual Meeting to serve until the Annual Meeting of Stockholders in 2013.

Each nominee named below is currently serving as a director and each has consented to serve for the new term if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below includes a summary of the particular experience and qualifications that led the Board to conclude that he should serve as a director.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees for election as a director.

Nominees for Election Class III directors to serve until the Annual Meeting of Stockholders in 2013

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 60

Mr. Day is Chairman of Teekay Corporation, a foreign flag tank vessel owner and operator. He serves as Chairman of the Governance Committee and is a member of the Compensation Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., Chairman of Teekay Tankers Ltd. and Chairman of Compass Diversified Holdings.

Mr. Day has over 40 years of experience in the marine transportation business, currently serving as Chairman of one of the largest tanker companies in the world and formerly chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 25 years, gaining extensive experience in financial management and analysis.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 61

Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

Mr. Lamont and his family have been major stockholders of the Company since its formation and he has been a director of the Company throughout its transformation from a company engaged in the oil and gas and insurance businesses, among others, into the largest inland tank barge company in the United States. Through his private investment activities, Mr. Lamont also has extensive experience in financial analysis and in financial markets.

C. Berdon Lawrence	Director since 1999
Houston, Texas	Age 67

Mr. Lawrence has served as Chairman of the Board of the Company since 1999. He was the founder and former President of Hollywood Marine, Inc. (“Hollywood”), an inland tank barge company acquired by the Company in 1999. Mr. Lawrence serves as Chairman of the Executive Committee. Mr. Lawrence is also a director of Kinder Morgan Energy Partners, L.P. On October 12, 2009, the Company announced the retirement of Mr. Lawrence as Chairman of the Board of the Company effective April 27, 2010.

Mr. Lawrence has over 40 years of experience in the inland tank barge business, building Hollywood into one of the largest operators in the United States before its merger with the Company. Since the merger, he and Mr. Pyne have successfully integrated the two companies into an efficient and safety-conscious operation with the size and flexibility to serve the needs of the largest customers. In addition to Mr. Lawrence’s extensive knowledge of the Company’s operations and customer base, he has long been active in industry associations that monitor significant legislative and regulatory developments along with other issues critical to the marine transportation industry.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2011

James R. Clark	Director since 2008
Fort Worth, Texas	Age 59

Mr. Clark served as President and Chief Operating Officer of Baker Hughes Incorporated (“Baker Hughes”) from 2004 until his retirement in January 2008. From 2003 to 2004, he served as Vice President, Marketing and Technology of Baker Hughes, and from 2001 to 2003, he served as President of Baker Petrolite Corporation, a subsidiary of Baker Hughes. He serves as a member of the Governance Committee. Mr. Clark is also a director of Teekay Corporation and ENSCO International Incorporated.

During his career at Baker Hughes, Mr. Clark gained experience in the domestic and international oilfield service industry, one of the principal markets for the Company’s diesel engine services business, and in the areas of public company governance, finance, mergers and acquisitions, risk management and compliance for a Fortune 500 company.

David L. Lemmon	Director since 2006
Las Vegas, Nevada	Age 67

Mr. Lemmon is a private investor. He served as President and Chief Executive Officer of Colonial Pipeline Company, an interstate common carrier of refined liquid petroleum products, from 1997 to 2006. Prior to that, he held management positions with Amoco Corporation and Amoco Pipeline. He serves as a member of the Audit Committee. Mr. Lemmon is also a director of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., and Deltic Timber Corporation. Mr. Lemmon was a director of Pacific Energy GP L.L.C., the general partner of Pacific Energy Partners L.P., from 2002 to 2006.

Colonial Pipeline Company is the world’s largest refined liquid petroleum products pipeline and a competing mode of transportation for the Company’s inland tank barge business. Under Mr. Lemmon’s leadership, Colonial placed a strong emphasis on safety and environmental compliance in its operations, which mirrors the Company’s emphasis on safety and its achievement of one of the best safety records in the inland tank barge industry.

George A. Peterkin, Jr.	Director since 1973
Houston, Texas	Age 82

Mr. Peterkin is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1999 and served as Chairman of the Board of the Company from 1995 to 1999. He served as President of the Company from 1973 to 1995 and serves as a member of the Audit Committee and Executive Committee.

Mr. Peterkin has served in executive positions in the marine transportation business with the Company and its predecessor companies for over 50 years. During his tenure as President and then Chairman of the Board of the Company, he presided over the Company’s transition from an oil and gas and insurance company with a small barge line to the largest inland tank barge company in the United States. Mr. Peterkin’s knowledge of and perspective on the Company and its history, growth and principal businesses are a valuable resource for the Board.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 60

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in December 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc., including Group President and member of the Board of Directors. He serves as a member of the Audit Committee. Mr. Stewart is also a director of Eagle Materials Inc. and Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the diesel engine business is valuable to the Board in its oversight of the Company’s diesel engine services business and complements the predominately marine transportation and petrochemical industry experience of a number of the Company’s other directors.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2012

Bob G. Gower	Director since 1998
Houston, Texas	Age 72

Mr. Gower is a private investor. He served as President and Chief Executive Officer of Carbon Nanotechnologies, Inc., a technology leader in small-diameter carbon nanotubes, until 2007. Mr. Gower serves as Chairman of the Audit Committee, is a member of the Executive Committee and Compensation Committee, and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

Mr. Gower has 46 years of experience in the chemical business, including 11 years as the Chief Executive Officer of Lyondell Petrochemical Company. The transportation of petrochemicals generates a major portion of the Company’s marine transportation revenues and Mr. Gower’s knowledge of the chemical business is valuable to the Board.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 66

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products is transported on the inland waterways and petrochemicals represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 62

Mr. Pyne is the President and Chief Executive Officer of the Company. He serves as a member of the Executive Committee.

Mr. Pyne has been with the Company for 32 years, serving as President of its principal marine transportation subsidiary prior to becoming President and Chief Executive Officer of the Company. He has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. Mr. Pyne has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning. With the announced retirement of Mr. Lawrence as Chairman of the Board of the Company, Mr. Pyne will be the only management representative on the Board following the Annual Meeting of Stockholders.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

James R. Clark	David L. Lemmon
C. Sean Day	Monte J. Miller
Bob G. Gower	George A. Peterkin, Jr.
William M. Lamont, Jr.	Richard R. Stewart

Board Committees

The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Bob G. Gower (Chairman) David L. Lemmon
• Select the independent auditors for the Company	George A. Peterkin, Jr.
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors	Richard R. Stewart
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Determine the compensation of executive officers of the Company	William M. Lamont, Jr. (Chairman)
• Administer the Company’s annual incentive bonus program	C. Sean Day
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans	Bob G. Gower Monte J. Miller

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Perform the function of a nominating committee in recommending candidates for election to the Board	C. Sean Day (Chairman) James R. Clark
• Review all related party transactions • Oversee the operation and effectiveness of the Board	William M. Lamont, Jr.

The Governance Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. While the Board has in the past sought the most qualified candidates for nomination as directors without regard to gender or ethnic background, in January 2009, the Company’s Corporate Governance Guidelines and Governance

Committee Charter were amended to add provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2009, the Board met nine times, the Audit Committee met eight times, the Compensation Committee met seven times and the Governance Committee met five times. Each director attended all of the meetings of the Board and of the committees on which they served. All directors attended the 2009 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services on the Board or Board committees. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting and a fee of $3,000 for each Committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock option plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Option Plan (the “2000 Director Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. In addition, the 2000 Director Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Director Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

In 2008, the Board established stock ownership guidelines for officers and directors of the Company. The guidelines were effective January 1, 2009 and nonemployee directors must be in compliance within five years after the adoption of the guidelines or five years after first election as a director, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2009:

Director Compensation for 2009

	Fees Earned
Name	or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total

James R. Clark	$50,250	$29,772	$80,700	$160,722
C. Sean Day	57,250	58,740	80,700	196,690
Bob G. Gower	76,250	29,772	113,424	219,446
William M. Lamont, Jr.	81,250	29,772	80,700	191,722
David L. Lemmon	59,250	29,772	80,700	169,722
Monte J. Miller	32,250	58,740	80,700	171,690
George A. Peterkin, Jr.	35,250	58,740	80,700	174,690
Richard R. Stewart	59,250	29,772	80,700	169,722

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Each director was granted 1,000 shares of restricted stock on April 28, 2009 at a value of $29.77 per share. Each director was granted stock options for 6,000 shares on April 28, 2009 at an exercise price of $29.60 per share. Mr. Day, Mr. Miller and Mr. Peterkin were each granted 973 shares of restricted stock on April 28, 2009 at a value of $29.77, as they elected to receive their annual director fee in the form of restricted stock awards. Mr. Gower was granted stock options for 2,433 shares on April 28, 2009 at an exercise price of $29.60 per share as he elected to receive his annual director fee in the form of stock options. The following table shows the aggregate number of shares of restricted stock and stock options outstanding for each director as of December 31, 2009, as well as the grant date fair value of restricted stock and stock option grants made during 2009:

	Aggregate Shares	Aggregate	Grant Date
	of Restricted Stock	Stock Options	Fair Value of
	Outstanding	Outstanding	Restricted Stock and
	as of	as of	Stock Options
Name	December 31, 2009	December 31, 2009	Awarded during 2009

James R. Clark	—	22,000	$110,472
C. Sean Day	244	36,000	139,440
Bob G. Gower	—	27,731	143,196
William M. Lamont, Jr.	—	57,000	110,472
David L. Lemmon	—	34,000	110,472
Monte J. Miller	244	35,988	139,440
George A. Peterkin, Jr.	244	67,218	139,440
Richard R. Stewart	—	22,000	110,472

Board Leadership Structure

The roles of Chief Executive Officer and Chairman of the Board of the Company have been separated for many years. Since the merger of Hollywood with the Company in 1999, Mr. Lawrence has been Chairman of the Board and Mr. Pyne has been President and Chief Executive Officer of the Company. Following the merger, the Board decided that dual leadership of the Company by Mr. Pyne, who had previously been the Company’s Chief Executive Officer, and Mr. Lawrence, who had previously been Chief Executive Officer of Hollywood, would be the best structure to achieve the successful integration of the two companies and position the Company for further growth. The Board has no set policy concerning the separation of the two offices, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. The Board does not have a “lead director,” but has chosen Mr. Gower to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Gower also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Risk Oversight

The Board carries out its risk oversight function primarily through the Audit Committee. Management prepares and reviews with the Audit Committee annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee then brings to the attention of the Board any issues that warrant further discussion or action. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved, such as the Compensation Committee’s review of the risks related to the Company’s compensation policies and practices. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

During 2009, the Company and its subsidiaries paid HMC Interests LLC (“HMC”), a company owned by C. Berdon Lawrence, the Chairman of the Board of the Company, $155,000 for air transportation services provided by HMC. Such services were in the ordinary course of business of the Company and HMC.

The Company is a 50% owner of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting and fishing facility used by the Company and L3 Partners, LLC (“L3P”), which is also a 50% owner. L3P is a company owned by Mr. Lawrence. The Company uses The Hollywood Camp primarily for customer entertainment. L3P acts as manager of The Hollywood Camp. The Hollywood Camp allocates lease and lodging expenses to its members based on their usage of the facilities. During 2009, the Company paid $2,240,000 to The Hollywood Camp for its share of facility expenses.

During 2009, the Company and its subsidiaries paid 55 Waugh, LP, a partnership owned 60% by Mr. Lawrence and his family, $1,394,000 for the rental of office space in a building owned by 55 Waugh, LP. The Company’s headquarters are located in the building under a lease that was signed in 2005, prior to the purchase of the building by 55 Waugh, LP, and expires at the end of 2015. The aggregate amount of rent due from January 1, 2009 to the end of the lease term on December 31, 2015 is approximately $8,779,000.

The husband of Amy D. Husted, Vice President — Legal of the Company, is a partner in the law firm of Strasburger & Price, LLP. In 2009, the Company paid the law firm $333,000 for legal services in connection with matters in the ordinary course of business of the Company.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2010. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock
	Beneficially Owned on March 1, 2010						Percent of
					Right to		Common
	Direct(1)		Indirect		Acquire(2)	Total	Stock(3)

DIRECTORS
James R. Clark	2,000		—		22,000	24,000
C. Sean Day	29,424		—		36,000	65,424
Bob G. Gower	41,922		—		27,731	69,653
William M. Lamont, Jr.	36,284	(4)	—		57,000	93,284
C. Berdon Lawrence	645,337		84,227	(5)	92,982	822,546	1.5%
David L. Lemmon	4,000		—		34,000	38,000

Monte J. Miller	6,274		—		35,988	42,262
George A. Peterkin, Jr.	201,013	(6)	63,840	(7)	67,218	332,071
Joseph H. Pyne	409,782		—		116,942	526,724
Richard R. Stewart	2,000		—		22,000	24,000
NAMED EXECUTIVES
Gregory R. Binion	45,537		—		18,782	64,319
Norman W. Nolen	53,203		—		24,972	78,175
Dorman L. Strahan	46,046		—		17,803	63,849
Steven P. Valerius	47,288	(8)	—		—	47,288
Directors and Executive Officers as a group (21 in number)	1,714,058		148,067		604,635	2,466,760	4.5%

(1)	Shares owned as of March 1, 2010 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2010.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Does not include 498,070 shares owned by Mr. Lamont’s wife, or 733,342 shares owned by trusts of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 1,231,412 shares.

(5)	Owned by a limited partnership of which entities wholly owned by Mr. Lawrence and his wife are the general partners, and of which Mr. Lawrence’s children and three trusts for his children are the limited partners.

(6)	Does not include 8,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those shares.

(7)	Shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s. Mr. Peterkin disclaims beneficial ownership of those shares.

(8)	Does not include 28,549 shares owned by Mr. Valerius’ wife. Mr. Valerius disclaims beneficial ownership of those shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Class(1)

PRIMECAP Management Company	3,229,014	(2)	5.98%
225 South Lake Avenue, Suite 400 Pasadena, California 91101
Araltec, S.L.	2,990,190	(3)	5.54%
Calle Santisima Trinidad, 2
Madrid, Spain 28010
Select Equity Group, Inc. and Select Offshore Advisors, LLC	2,916,196	(4)	5.40%
380 Lafayette Street, 6th Floor New York, New York 10003
Harris Associates Inc.	2,881,240	(5)	5.33%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2010.

(2)	Based on Schedule 13G, dated February 9, 2010, filed by PRIMECAP Management Company with the SEC.

(3)	Based on Schedule 13G, dated December 23, 2009, filed by Araltec, S.L. with the SEC.

(4)	Based on Schedule 13G, dated February 16, 2010, filed by Select Equity Group, Inc. and Select Offshore Advisors, LLC with the SEC.

(5)	Based on Schedule 13G, dated February 11, 2010, filed by Harris Associates L.P. and Harris Associates Inc. with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2009, except that one report covering a sale of 536 shares by Amy D. Husted, Vice President-Legal, was filed late, and one report covering a 5,000 share charitable contribution by Mr. Pyne in 2009 was reported in March 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the Board of Directors of the Company has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock and other awards under the plans (except those plans under which grants are automatic) and (4) review and make recommendations to the Board with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer and the Chairman of the Board. The Committee will usually, but not always, follow those recommendations in setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Committee considers input from the Chairman of the Board in determining the compensation of the Chief Executive Officer, but undertakes a more thorough evaluation of the individual performance of the Chief Executive Officer prior to setting his compensation than it does for the other executive officers. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2009.

Compensation Consultant

For 2009, the Compensation Committee engaged Cogent Compensation Partners, a compensation consulting firm (the “Consultant”), to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Compensation Committee to:

•	conduct an overall review of the Company’s compensation strategy and incentive compensation plans;

•	develop a reference group of comparable companies for comparisons of Company performance and executive compensation;

•	conduct a review of total compensation for the Company’s senior executive officers;

•	conduct a review of the Company’s compensation for outside directors;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the reference group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation;

•	consult with the Committee concerning a risk analysis of the Company’s compensation policies and practices; and

•	consult with the Committee on the compensation package for the Company’s new Chief Financial Officer.

The consultant was not retained by the Company or any of its affiliates (other than the Compensation Committee) to perform any services during 2009.

Overview

The Company’s “named executive officers” for 2009 are the Chief Executive Officer, Joseph H. Pyne, the Chief Financial Officer, Norman W. Nolen, and the four other most highly compensated executive officers for 2009, consisting of C. Berdon Lawrence, Chairman of the Board of the Company, Gregory R. Binion, President of the Company’s principal marine transportation subsidiary, Dorman L. Strahan, President of the Company’s diesel engine services subsidiaries, and Steven P. Valerius, Executive Vice President and Chief Administrative Officer of the Company until December 30, 2009. Compensation of the named executive officers is based primarily on three elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•	performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

In determining the compensation of the named executive officers, the Compensation Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Compensation Committee also relied in part on the marketplace analysis prepared by the Consultant to determine that the Committee’s compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in determining whether the compensation awarded to each named executive officer bears a reasonable relationship to the compensation awarded to the other named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including such factors as the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

The Company also provides certain perquisites and other personal benefits to its named executive officers. Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Mr. Valerius resigned from his position as Executive Vice President and Chief Administrative Officer of the Company on December 30, 2009 after more than 30 years of service at an executive level with the Company and a predecessor company. His compensation is discussed separately under “Severance Compensation” below.

Elements of Compensation

Salary

The Compensation Committee attempts to set base salaries for the named executive officers at approximately the median for comparable companies. The Committee and management believe that the Company is the leader in its industry and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Based on information available at the beginning of 2009, the Consultant determined that the Company’s salaries for its top executive officers averaged approximately 91% of the median for the reference group. In setting the Company’s overall salary budget for 2009, management and the Compensation Committee considered the Company’s performance in 2008 on financial, operational and strategic levels, as well as independent survey information from sources other than the Consultant that projected 3.7-4.0% increases in salary budgets for 2009 for all categories of employees at a broad range of companies. Because of the deteriorating business conditions at the beginning of 2009 and the Company’s ongoing effort to reduce expenses, the Company instead increased shore staff salaries by 1.7-2.5% over 2008, but did not increase the salaries of executive officers.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Compensation Committee attempts to set annual incentive compensation targets at a level such that, with a positive performance by an executive officer and a certain level of performance by the Company, the total cash compensation for the executive officer will be above the median total cash compensation for similar corporations and positions. Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the 2009 salaries for the executive officers would be within or below the median range and that, except in the case of Mr. Binion, the target total cash compensation, including incentive compensation, would be within or above the median range, which is consistent with the Company’s compensation philosophy. Mr. Binion’s target total cash compensation was below the median because he was promoted to his current position late in 2008 and the compensation increase he received at that time did not fully bring his compensation into line with the competitive market amounts provided by the Consultant. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described in the next paragraph. The annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of those performance measures.

The Company’s annual incentive plan is based on the achievement of three equally weighted performance measures by each of the Company’s three business groups — inland marine transportation, diesel engine services and offshore marine transportation — and by the Company as a whole. The three performance measures are EBITDA (net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (i) net earnings attributable to Kirby, (ii) depreciation and amortization, (iii) interest expense and (iv) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year.

Performance under the annual incentive plan is measured on a calendar year basis. At the beginning of each year, objectives are established for each of the three performance measures for the year, based on the budget for the year that is prepared by management and approved by the Board.

For 2009, the target and actual performance measures for the Company were:

	Target	Actual

EBITDA	$319 million	$309 million
Return on total capital	19.0%	18.2%
Earnings per share	$2.45	$2.34

The actual numbers include the effect of a $2.5 million decrease in the Company’s reserve for doubtful accounts due to the improved financial condition of its customers and a $4.8 million charge for staff reductions. However, in determining the payouts under the plan, the Committee excluded the effect of the decrease in the reserve for doubtful accounts and the charge for staff reductions.

In administering the annual incentive plan, the Compensation Committee establishes a target amount expressed as a percentage of base salary for each participant. The Committee also establishes a range of possible incentive compensation payments, with no payment earned unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target amount if 120% of the target performance is achieved. Annual incentive compensation payments for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Payments for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance.

For 2009, the Compensation Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Joseph H. Pyne (90%), C. Berdon Lawrence (90%), Norman W. Nolen (70%), Gregory R. Binion (70%), Dorman L. Strahan (70%) and Steven P. Valerius (70%). The target amounts as a percentage of base salary were established at their current levels in 2000, based on the recommendation of a different executive compensation consulting firm that advised the Company on the design of the plan. Since then, the Committee has generally been satisfied that the annual incentive compensation awards produced by the plan have been reasonable in amount and have correlated with the performance of the Company and its business groups and has therefore not changed the target percentages for the named executive officers. Payouts under the annual incentive plan for 2009 were 83.6% of the target amount for Messrs. Pyne, Lawrence, Nolen and Valerius (employees of the parent Company), 86.7% of the target amount for Mr. Binion, the President of the Company’s principal marine transportation subsidiary, and 54.4% of the target amount for Mr. Strahan, the President of the Company’s diesel engine services subsidiaries.

The annual incentive plan also provides that each participant’s total potential payment under the plan may be decreased by up to 25% based on a discretionary assessment of individual performance for the year. The Compensation Committee awarded the full plan payment for 2009 to each named executive officer after determining that the performance of each of the officers met expectations for the year. That determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board under the guidance of the Governance Committee and on the Company’s performance in achieving its level of profitability, generating substantial cash flow, retaining its market share and reducing costs during a difficult year. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Compensation Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles in long-term incentive compensation of similar corporations and positions. In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are stock options, restricted stock and performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company. Incentive compensation under the Company’s annual incentive plan varies with the Company’s achievement of the annual performance targets. The incentive compensation therefore supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2009, the Compensation Committee granted nonqualified stock options covering 171,396 shares of common stock and 98,269 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. The restricted stock vests in equal increments over five years. In deciding on the number of options and shares of restricted stock to award to executive officers other than the four named in the discussion of the long-term incentive compensation program below, the Committee considered the performance of the Company, the performance of the officer, information from the Consultant about the level of long-term equity-based incentive compensation awards made by comparable companies, the Company’s option overhang (considering both outstanding options and shares remaining available to be granted under the Company’s plans) and recommendations from the Chief Executive Officer. Those factors are not weighted in any specific manner and the resulting awards are therefore to some extent subjective.

The Company maintains a long-term incentive compensation program for selected senior executives, to be administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles when compared to companies or business units of similar size. Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee.

For 2009, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would include Mr. Pyne, Mr. Nolen, Mr. Binion, Mr. Strahan and Mr. Valerius, that the target value of the awards would be $3,000,000 for Mr. Pyne, $750,000 for Mr. Binion, $660,000 for Mr. Nolen, $660,000 for Mr. Valerius and $305,000 for Mr. Strahan, and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of cash performance awards. The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2009. The target amounts for the performance awards established for the five executive officers were $1,200,000 for Mr. Pyne, $300,000 for Mr. Binion, $264,000 for Mr. Nolen, $264,000 for Mr. Valerius and $122,000 for Mr. Strahan. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Compensation Committee.

Severance Compensation

Effective on December 30, 2009, Mr. Valerius resigned from his position as Executive Vice President and Chief Administrative Officer of the Company. Mr. Valerius had served for over 30 years as an executive of the Company and a predecessor company. In addition to his salary and annual incentive compensation for 2009 and his payment under a three-year performance award for the performance period 2007-2009, the Compensation Committee approved severance compensation for Mr. Valerius consisting of $1,600,455 in cash, in part in lieu of any rights Mr. Valerius had under performance awards covering the performance periods 2008-2010 and 2009-2011, and accelerated vesting of unvested stock options and restricted stock held by Mr. Valerius that were valued at $1,084,166. The Committee determined, based in part on input from the Consultant, that the severance compensation for Mr. Valerius was reasonable in amount when compared to the current market for executives and appropriate in light of Mr. Valerius’ position, experience and long-term contributions to the Company.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits ($245,000 per annum for 2009). In 2009, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 70 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes and the payment of a portion of the cost of financial planning services provided to four of the named executive officers during 2009. The Compensation Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Chief Executive Officer

The Compensation Committee set the 2009 base salary for Joseph H. Pyne, the Company’s Chief Executive Officer, at $680,000, the same as his salary for 2008. The Compensation Committee took into account the uncertain state of the economy and the Company’s emphasis on reduction of costs in deciding to hold the salary of the Chief Executive Officer for 2009 at the same level as in 2008. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In setting the compensation of the Chief Executive Officer, the Committee also considers the Company’s success in achieving the financial, operational and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,899,019 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $511,632 determined under the annual incentive plan described above and (2) a $1,387,387 payment earned by Mr. Pyne for the 2007-2009 performance period under a performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Compensation Committee when the award was made at the beginning of 2007.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date after the earnings release, in which case the later date is considered the date of grant.

Benchmarking

Information used by the Compensation Committee to benchmark against comparable companies in determining particular elements of executive compensation has been provided by the Consultant. Marketplace analysis developed by the Consultant has been based in part on a reference group of 18 companies selected because they are of a similar size to the Company, have similar business characteristics (such as levels of capital or people intensity, cyclicality and use of technology) and have primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of data on the companies in the reference group and data from the Mercer 2008 U.S. Benchmark Database for Executives.

The reference group used by the Consultant for the information provided to the Committee in connection with its compensation decisions for 2009 included the following companies:

Horizon Lines International, Inc.	Key Energy Services, Inc.
Overseas Shipholding Group, Inc.	Superior Energy Services, Inc.
Seacor Holdings Inc.	Helix Energy Solutions Group, Inc.
Tidewater Inc.	Oceaneering International, Inc.
Hornbeck Offshore Services, Inc.	Oil States International, Inc.
GulfMark Offshore, Inc.	Alexander & Baldwin, Inc.
Trico Marine Services, Inc.	American Commercial Lines Inc.
General Maritime Corporation	Bristow Group Inc.
Global Industries, Ltd.	Werner Enterprises, Inc.

Stock Ownership Guidelines

Effective January 1, 2009, the Board established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after the adoption of the guidelines or five years after becoming an executive officer, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times his base salary. For the other named executive officers, the requirement is three times base salary. The guidelines do not address hedging the economic risk of stock ownership, but the Company’s insider trading policy prohibits employees from engaging in short sales of the Company’s stock or in transactions involving options to buy or sell the Company’s stock (other than stock options granted by the Company). The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William M. Lamont, Jr., Chairman
C. Sean Day
Bob G. Gower
Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are, and during 2009 were, Mr. Lamont, Mr. Day, Mr. Gower and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2009, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Summary Compensation Table

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position		Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Joseph H. Pyne	2009	$680,000	$1,090,680	$456,516	$1,899,019	$28,210	$42,735	$4,197,160
President, Director and	2008	680,000	1,222,380	580,716	2,563,466	33,293	149,978	5,229,833
Chief Executive Officer	2007	615,600	1,187,640	631,836	2,169,513	11,082	138,145	4,753,816
Norman W. Nolen	2009	350,000	239,940	100,440	508,498	—	32,798	1,231,676
Executive Vice President	2008	350,000	268,920	127,764	701,711	—	83,058	1,531,453
and Chief Financial Officer	2007	289,700	259,980	142,488	640,375	—	69,753	1,402,296
C. Berdon Lawrence	2009	495,000	472,560	378,432	372,438	83,545	30,028	1,832,003
Chairman of the Board	2008	495,000	529,620	498,492	685,625	75,252	110,940	2,394,929
	2007	471,900	519,900	515,052	651,080	36,036	105,858	2,299,826
Gregory R. Binion	2009	305,000	272,700	114,120	185,104	2,864	20,039	899,827
President of Kirby	2008	263,750	471,000	316,980	289,761	2,696	54,673	1,398,860
Inland Marine, LP	2007	210,000	115,560	—	169,418	—	44,510	539,488
Dorman L. Strahan	2009	248,800	110,880	46,404	220,864	—	28,648	655,596
President of Kirby	2008	248,800	124,320	59,040	324,775	—	70,180	827,115
Engine Systems, Inc.	2007	239,200	133,020	43,632	348,727	—	76,625	841,204
Steven P. Valerius	2009	360,209	239,940	100,440	2,167,667	23,148	32,055	2,923,459
Executive Vice President	2008	361,600	301,080	143,064	798,168	21,780	82,968	1,708,660
Chief Administrative Officer	2007	347,700	288,840	163,080	768,067	—	88,326	1,656,013

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009. The actual number of stock awards and options granted in 2009 is shown in the “Grants of Plan Based Awards During 2009” table.

(2)	Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above. The amount shown for Mr. Valerius for 2009 includes $1,600,455 of severance compensation as explained in “Compensation Discussion and Analysis — Severance Compensation” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2009, 2008 and 2007 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amounts for Mr. Lawrence reflect the change in the present value of his accumulated benefits during 2009, 2008 and 2007 under the Kirby Pension Plan. The amounts for Mr. Binion in 2009 and 2008 reflect the change in present value of accumulated benefits during 2009 and 2008 under the Kirby Pension Plan. Mr. Binion’s December 31, 2007 pension value dropped by $2,062 when compared with his December 31, 2006 pension value primarily due to an increase in the discount rate assumption from 5.7% to 6.1%. The amounts for Mr. Valerius in 2009 and 2008 reflect the change in present value of accumulated benefits during 2009 and 2008 from the Kirby Pension Plan and an unfunded defined benefit executive retirement plan (“SERP”) that was assumed in the Company’s acquisition of Hollywood in 1999. Mr. Valerius’ December 31, 2007 pension value dropped by $3,899 when compared with his December 31, 2006 pension value primarily due to an increase in the discount rate assumption from 5.7% to 6.1%. The change in pension value of $3,899 represents a drop in the Kirby Pension Plan benefit of $1,402 and a drop in the SERP benefit of $2,497. Since Mr. Lawrence is past the actuarial normal retirement date, an actuarial increase from the normal retirement age of 65 to his current age has been reflected in an annuity payable increase from $6,436 per month to $8,134 per month as of December 31, 2009. Since Mr. Lawrence’s and Mr. Binion’s benefits in the Kirby Pension Plan, and Mr. Valerius’ benefits in both plans were frozen as of December 31, 1999, the changes in present value are due only to changes in assumptions and the passage of time.

(4)	Amounts for 2009 include an automobile allowance, club memberships, group life insurance, personal financial planning services and a service award for Mr. Pyne, an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Nolen, Mr. Strahan and Mr. Valerius and an automobile allowance, group life insurance and club memberships for Mr. Lawrence and Mr. Binion. Amounts for 2008 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne, Mr. Nolen, Mr. Strahan and Mr. Valerius, an automobile allowance, group life insurance and club memberships for Mr. Lawrence and an automobile allowance and group life insurance for Mr. Binion. Amounts for 2007 include an automobile allowance, club memberships, group life insurance, personal financial planning services and a service award for Mr. Strahan, an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne, Mr. Nolen, and Mr. Valerius, an automobile allowance, group life insurance and club memberships for Mr. Lawrence and an automobile allowance and group life insurance for Mr. Binion. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2009, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2008, the Company’s contributions under the Profit Sharing Plan were as follows: $17,338 to Mr. Pyne, $22,338 to Mr. Nolen, $22,988 to Mr. Lawrence, $24,344 to Mr. Binion, $18,985 to Mr. Strahan and $17,338 to Mr. Valerius. Also, cash distributions were made in 2009 for excess benefit contributions in 2008 under the Profit Sharing Plan as follows: $16,087 to Mr. Pyne, $11,087 to Mr. Nolen, $10,437 to Mr. Lawrence, $9,081 to Mr. Binion, $21,452 to Mr. Strahan and $16,087 to Mr. Valerius. For 2008, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $78,885 to Mr. Pyne, $21,036 to Mr. Nolen, $46,455 to Mr. Lawrence, $5,916 to Mr. Binion, $3,869 to Mr. Strahan and $23,069 to Mr. Valerius.

Grants of Plan Based Awards During 2009

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Number of	Number of	Price of	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Option	and
	Grant	Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/sh)(4)	Awards(5)

Joseph H. Pyne	01/26/09	$240,000	$1,200,000	$2,400,000
	01/26/09				44,166			$1,090,680
	01/30/09					65,402	$23.98	456,516
Norman W. Nolen	01/26/09	52,800	264,000	528,000
	01/26/09				9,717			239,940
	01/30/09					14,388	23.98	100,440

C. Berdon Lawrence	01/26/09				19,136			472,560
	01/30/09					54,219	23.98	378,432
Gregory R. Binion	01/26/09	60,000	300,000	600,000
	01/26/09				11,042			272,700
	01/30/09					16,350	23.98	114,120

Dorman L. Strahan	01/26/09	24,400	122,000	244,000
	01/26/09				4,491			110,880
	01/30/09					6,649	23.98	46,404
Steven P. Valerius	01/26/09	52,800	264,000	528,000
	01/26/09				9,717			239,940
	01/30/09					14,388	23.98	100,440

(1)	Amounts shown represent long-term performance awards made to five of the six named executive officers in 2009 for the 2009-2011 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2009. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne, Mr. Nolen and Mr. Valerius) or by the Company and its business groups (in the case of Mr. Binion and Mr. Strahan) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2009, the first year of the performance period, the Company and its business groups achieved approximately 81-98%, of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares awarded in 2009 for restricted stock awards under the Company’s 2005 Stock and Incentive Plan. The restricted stock awards vest 20% on January 24th of each year following the original award date.

(3)	Represents the number of stock options awarded in 2009 under the Company’s 2005 Stock and Incentive Plan. These options become one-third exercisable after one year, two-thirds exercisable after two years, and are fully exercisable after three years from the date of grant. The exercise price for the options may be paid with shares of common stock owned for at least six months. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)	The grant date fair values are calculated based in accordance with FASB ASC Topic 718. Restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant, resulting in a fair value of $24.695 per share on January 26, 2009. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a value of $6.98 per share on January 30, 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Joseph H. Pyne	24,536	—	$27.60	02/15/11	108,351	$3,773,865
	19,629	19,629	$35.66	01/26/12
	15,674	31,348	$48.00	02/08/13
	—	65,402	$23.98	01/30/14
Norman W. Nolen	8,853	4,427	$35.66	01/26/12	24,037	$837,209
	3,448	6,897	$48.00	02/08/13
	—	14,388	$23.98	01/30/14
C. Berdon Lawrence	32,000	16,000	$35.66	01/26/12	47,242	$1,645,439
	13,454	26,910	$48.00	02/08/13
	—	54,219	$23.98	01/30/14
Gregory R. Binion	3,333	6,667	$48.65	02/01/13	26,562	$925,154
	6,666	13,334	$34.40	11/03/13
	—	16,350	$23.98	01/30/14
Dorman L. Strahan	4,200	—	$22.05	03/02/10	10,085	$351,261
	4,200	—	$27.60	02/15/11
	2,666	1,334	$36.94	02/15/12
	1,593	3,188	$48.00	02/08/13
	—	6,649	$23.98	01/30/14
Steven P. Valerius(4)	19,000	—	$27.60	01/29/10	—	$—
	15,200	—	$35.66	01/29/10
	11,583	—	$48.00	01/29/10
	14,388	—	$23.98	01/29/10

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

Grant Date	Vesting Date	Joseph H. Pyne	Norman W. Nolen	C. Berdon Lawrence	Gregory R. Binion	Dorman L. Strahan

01/26/07	01/26/10	19,629	4,427	16,000	—	—
01/30/09	01/30/10	21,800	4,796	18,073	5,450	2,216
	01/30/11	21,801	4,796	18,073	5,450	2,216
	01/30/12	21,801	4,796	18,073	5,450	2,217
02/01/08	02/01/10	—	—	—	3,333	—
	02/01/11	—	—	—	3,334	—
02/08/08	02/08/10	15,674	3,448	13,455	—	1,594
	02/08/11	15,674	3,449	13,455	—	1,594
02/15/07	02/15/10	—	—	—	—	1,334
11/03/08	11/03/10	—	—	—	6,667	—
	11/03/11	—	—	—	6,667	—

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

		Award Dates
Name	Vesting Dates	01/24/05	03/02/05	01/23/06	02/15/06	01/22/07	02/15/07	01/22/07	01/28/08	02/08/08	10/27/08	01/26/09

Joseph H. Pyne	01/24/10	—	—	—	—	—	—	6,579	—	5,000	—	8,833

	02/15/10	—	—	—	8,224	—	—	—	—		—	—

	03/02/10	—	8,000	—	—	—	—	—	—		—	—

	01/24/11	—	—	—	—	—	—	6,579	—	5,000	—	8,833

	02/15/11	—	—	—	8,224	—	—	—	—		—	—

	01/24/12	—	—	—	—	—	—	6,579	—	5,000	—	8,833

	01/24/13	—	—	—	—	—	—	—	—	5,000	—	8,833

	01/24/14	—	—	—	—	—	—	—	—		—	8,834

Norman W. Nolen	01/24/10	—	—	—	—	—	—	1,440	—	1,100	—	1,943

	02/15/10	—	—	—	1,800	—	—	—	—	—	—	—

	03/02/10	—	2,000	—	—	—	—	—	—	—	—	—

	01/24/11	—	—	—	—	—	—	1,440	—	1,100	—	1,943

	02/15/11	—	—	—	1,800	—	—		—	—	—	—

	01/24/12	—	—	—	—	—	—	1,440	—	1,100	—	1,943

	01/24/13	—	—	—	—	—	—	—	—	1,100	—	1,944

	01/24/14	—	—	—	—	—	—	—	—		—	1,944

C. Berdon Lawrence	01/24/10	—	—	—	—	—	—	2,880	—	2,166	—	3,827

	02/15/10	—	—	—	3,600	—	—	—	—	—	—	—

	03/02/10	—	3,600	—	—	—	—	—	—	—	—	—

	01/24/11	—	—	—	—	—	—	2,880	—	2,166	—	3,827

	02/15/11	—	—	—	3,600	—	—	—	—	—	—	—

	01/24/12	—	—	—	—	—	—	2,880	—	2,167	—	3,827

	01/24/13	—	—	—	—	—	—	—	—	2,167	—	3,827

	01/24/14	—	—	—	—	—	—	—	—	—	—	3,828

Gregory R. Binion	01/24/10	800	—	800	—	640	—	—	1,000	—	—	2,208

	10/27/10	—	—	—	—	—	—	—	—	—	1,800	—

	01/24/11	—	—	800	—	640	—	—	1,000	—	—	2,208

	10/27/11	—	—	—	—	—	—	—	—	—	1,800

	01/24/12	—	—	—	—	640	—	—	1,000	—	—	2,208

	10/27/12	—	—	—	—	—	—	—	—	—	1,800	—

	01/24/13	—	—	—	—	—	—	—	1,000	—	—	2,209

	10/24/13	—	—	—	—	—	—	—	—	—	1,800	—

	01/24/13	—	—	—	—	—	—	—	—	—	—	2,209

Dorman L. Strahan	01/24/10	—	—	—	—	—	720	—	—	508	—	898

	02/15/10	—	—	—	440	—	—	—	—	—	—	—

	03/02/10	—	520	—	—	—	—	—	—	—	—	—

	01/24/11	—	—	—	—	—	720	—	—	508	—	898

	02/15/11	—	—	—	440	—	—	—	—	—	—	—

	01/24/12	—	—	—	—	—	720	—	—	509	—	898

	01/24/13	—	—	—	—	—	—	—	—	509	—	898

	01/24/14	—	—	—	—	—	—	—	—	—	—	899

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2009 is calculated using the closing price of the Company’s common stock on December 31, 2009, which was $34.83 per share.

(4)	Effective on December 30, 2009, Mr. Valerius resigned from his position as Executive Vice President and Chief Administrative Officer of the Company. As part of Mr. Valerius’ severance compensation, the vesting of his unvested stock options and restricted stock was accelerated to December 30, 2009.

Option Exercises and Stock Vested During 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)

Joseph H. Pyne	—	$—	37,803	$894,240
Norman W. Nolen	16,602	126,148	8,814	208,093
C. Berdon Lawrence	20,000	96,150	12,246	284,829
Gregory R. Binion	—	—	5,340	151,392
Dorman L. Strahan	—	—	2,898	69,106
Steven P. Valerius	—	—	35,477	1,150,141

(1)	Based on the average of the high and low prices of the Company’s common stock on the date of exercise.

(2)	Based on the average of the high and low prices of the Company’s common stock on the date of vesting.

Pension Benefits

		Years of	Present Value of
		Credited	Accumulated
Name	Plan Name	Service	Benefit

Joseph H. Pyne	Kirby Inland Marine LP —	—	$475,785
	Deferred Compensation Plan(1)
C. Berdon Lawrence	Kirby Pension Plan(2)	29	1,041,400
Gregory R. Binion	Kirby Pension Plan(2)	11	48,311
Steven P. Valerius	Kirby Pension Plan(2)	21	140,394
	Supplemental Executive	21	250,021
	Retirement Plan(3)

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood prior to its merger with a subsidiary of the Company in 1999, including Mr. Lawrence, Mr. Binion and Mr. Valerius, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999. The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

(3)	The Company also has an unfunded SERP that was assumed in the Hollywood acquisition in which Mr. Valerius is a participant. That plan ceased to accrue additional benefits effective December 31, 1999.

Nonqualified Deferred Compensation

	Registrant
	Contributions in	Aggregate	Aggregate
	Last Fiscal	Earnings in	Balance at
Name	Year(1)	Last Fiscal Year(2)	Last Fiscal Year End

Joseph H. Pyne	$—	$213,258	$1,362,970
Norman W. Nolen	—	23,756	118,349
C. Berdon Lawrence	—	80,996	393,199
Gregory R. Binion	—	967	6,883
Dorman L. Strahan	—	1,259	7,397
Steven P. Valerius	—	51,874	430,619

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level ($245,000 for 2009). Contributions for 2009, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2008, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $78,885 to Mr. Pyne, $21,036 to Mr. Nolen, $46,455 to Mr. Lawrence, $5,916 to Mr. Binion, $3,869 to Mr. Strahan and $23,069 to Mr. Valerius.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2009

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted-Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in First
Plan Category	Outstanding Options	Outstanding Options	Column)

Equity compensation plans approved by stockholders	643,483	$33.29	1,671,510
Equity compensation plans not approved by stockholders(1)	298,937	$33.65	393,355

Total	942,420	$33.40	2,064,865

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Option Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.”

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2009, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $34.83 per share on December 31, 2009, the last trading day before year-end.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 65,402 shares of common stock would have become fully exercisable on December 31, 2009, if a change in control had occurred on that date. Under the terms of Mr. Pyne’s stock options, he would have to pay $1,568,340 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 65,402 options would have been $709,612 ($34.83 per share value on December 31, 2009, multiplied by 65,402 shares minus $1,568,340, the aggregate exercise price of the options). All of the other options held by Mr. Pyne on December 31, 2009 have exercise prices higher than the year end stock price of $34.83.

Mr. Pyne had 108,351 shares of restricted stock that were not vested as of December 31, 2009. If a change of control had occurred on that date, the 108,351 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock would have been $3,773,865 ($34.83 per share value on December 31, 2009, multiplied by 108,351 restricted shares).

On December 31, 2009, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,220,000 if a change in control had occurred on that date.

Norman W. Nolen

Mr. Nolen’s options to purchase an aggregate of 14,388 shares of common stock would have become fully exercisable on December 31, 2009, if a change in control had occurred on that date. Under the terms of Mr. Nolen’s stock options, he would have to pay $345,024 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 14,388 options would have been $156,110 ($34.83 per share value on December 31, 2009, multiplied by 14,388 shares minus $345,024, the aggregate exercise price of the options). All the other options held by Mr. Nolen on December 31, 2009 have exercise prices higher than the year end stock price of $34.83.

Mr. Nolen had 24,037 shares of restricted stock that were not vested as of December 31, 2009. If a change of control had occurred on that date, the 24,037 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Nolen’s restricted stock would have been $837,209 ($34.83 per share value on December 31, 2009, multiplied by 24,037 restricted shares).

On December 31, 2009, Mr. Nolen would have become entitled to payments under previously granted performance awards totaling $268,400 if a change in control had occurred on that date.

C. Berdon Lawrence

Mr. Lawrence’s options to purchase an aggregate of 54,219 shares of common stock would have become fully exercisable on December 31, 2009, if a change in control had occurred on that date. Under the terms of Mr. Lawrence’s stock options, he would have to pay $1,300,172 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 54,219 options would have been $588,276 ($34.83 per share value on December 31, 2009, multiplied by 54,219 shares minus $1,300,172, the aggregate exercise price of the options). All the other options held by Mr. Lawrence on December 31, 2009 have exercise prices higher than the year end stock price of $34.83.

Mr. Lawrence had 47,242 shares of restricted stock that were not vested as of December 31, 2009. If a change of control had occurred on that date, the 47,242 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Lawrence’s restricted stock would have been $1,645,439 ($34.83 per share value on December 31, 2009, multiplied by 47,242 restricted shares).

Gregory R. Binion

Mr. Binion’s options to purchase an aggregate of 29,684 shares of common stock would have become fully exercisable on December 31, 2009, if a change in control had occurred on that date. Under the terms of Mr. Binion’s stock options, he would have to pay $850,763 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 29,684 options would have been $183,131 ($34.83 per share value on December 31, 2009, multiplied by 29,684 shares minus $850,763, the aggregate exercise price of the options). All the other options held by Mr. Binion on December 31, 2009 have exercise prices higher than the year end stock price of $34.83.

Mr. Binion had 26,562 shares of restricted stock that were not vested as of December 31, 2009. If a change of control had occurred on that date, the 26,562 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Binion’s restricted stock would have been $925,154 ($34.83 per share value on December 31, 2009, multiplied by 26,562 restricted shares).

On December 31, 2009, Mr. Binion would have become entitled to payments under previously granted performance awards totaling $95,600 if a change in control had occurred on that date.

Dorman L. Strahan

Mr. Strahan’s options to purchase an aggregate of 6,649 shares of common stock would have become fully exercisable on December 31, 2009, if a change in control had occurred on that date. Under the terms of Mr. Strahan’s stock options, he would have to pay $159,443 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 6,649 options would have been $72,142 ($34.83 per share value on December 31, 2009, multiplied by 6,649 shares minus $159,443, the aggregate exercise price of the options). All the other options held by Mr. Strahan on December 31, 2009 have exercise prices higher than the year end stock price of $34.83.

Mr. Strahan had 10,085 shares of restricted stock that were not vested as of December 31, 2009. If a change of control had occurred on that date, the 10,085 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Strahan’s restricted stock would have been $351,261 ($34.83 per share value on December 31, 2009, multiplied by 10,085 restricted shares).

On December 31, 2009, Mr. Strahan would have become entitled to payments under previously granted performance awards totaling $94,754 if a change in control had occurred on that date.

Compensation Related Risk

With the assistance of the Consultant, the Compensation Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2009 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Bob G. Gower, Chairman
David L. Lemmon
George A. Peterkin, Jr.
Richard R. Stewart

REAPPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE OBJECTIVES UNDER THE 2005 STOCK AND INCENTIVE PLAN (ITEM 2)

The Company is asking stockholders to reapprove the material terms of the performance objectives that may be established for performance awards granted under the Company’s 2005 Stock and Incentive Plan, as amended to date (the “2005 Plan”). The approval is necessary to preserve the Company’s federal income tax deduction for performance-based compensation paid to certain executive officers under section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of the Company unanimously recommends that you vote “FOR” the reapproval of the material terms of the performance objectives under the 2005 Plan.

Background

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and the three other most highly compensated officers of the Company other than the Chief Financial Officer. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The 2005 Plan was adopted by the Board of Directors and originally approved by stockholders in 2005. One of the requirements of Section 162(m) for performance-based compensation is that the material terms of the performance objectives under the 2005 Plan be reapproved by the Company’s stockholders every five years. The material terms include (1) the employees eligible to receive compensation under the 2005 Plan, (2) the business criteria on which the performance objectives may be based and (3) the maximum amount of cash that may be paid to any participant in the 2005 Plan pursuant to a performance award in any calendar year. Employees of the Company or its subsidiaries are eligible to receive awards under the 2005 Plan. Performance awards granted under the 2005 Plan may be payable in cash, stock or a combination and are subject to the achievement of one or more performance objectives established by the Compensation Committee of the Board of Directors of the Company. The performance objectives must be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or other comparable objective tests selected by the Compensation Committee, or any combination of those measures, for the Company as a whole or for one or more of its subsidiaries or other business units. The 2005 Plan provides that the maximum amount of cash that may be paid to any participant in the Plan pursuant to any performance award during any calendar year is $3,000,000.

The material terms of the performance objectives that stockholders are being asked to approve are unchanged from those previously approved by stockholders. There are no amendments to the 2005 Plan proposed for this Annual Meeting.

The following table shows the target values of annual incentive compensation awards for 2010 and cash performance awards covering three-year performance periods ending in 2010 or later made to the named executive officers and the identified groups under the 2005 Plan. The actual payments under the awards cannot be determined until the end of 2010 or the end of the three-year performance periods, as the case may be, when the Company’s achievement of the performance objectives for the awards can be measured and each officer’s eligibility for a payment under the terms of the annual incentive plan and the 2005 Plan can be determined.

	Annual
	Incentive
	Compensation	Three-Year Performance Awards
Name	2010	2008-10	2009-11	2010-12

Joseph H. Pyne	$612,000	$1,200,000	$1,200,000	$1,200,000
Norman W. Nolen	245,000	264,000	264,000	—
C. Berdon Lawrence	445,500	—	—	—
Gregory R. Binion	237,000	—	300,000	326,000
Dorman L. Strahan	178,500	122,000	122,000	126,000
All current executive officers as a group	2,389,856	1,586,000	1,886,000	1,902,000
All employees (other than executive officers) as a group	9,535,748	—	—	—
Non-officer directors as a group	—	—	—	—

A total of 3,000,000 shares of common stock may be issued under the 2005 Plan, of which a total of 1,309,151 remain available for future awards. The terms of options and restricted stock granted under the 2005 Plan are described in the “Compensation Discussion and Analysis” above. The following table shows the number of shares of common stock subject to option and restricted stock grants that have been awarded to the named executive officers and the identified groups under the 2005 Plan since its inception.

	Shares	Shares of
Name	Subject to Options	Restricted Stock

Joseph H. Pyne	286,096	180,033
Norman W. Nolen	54,613	31,417
C. Berdon Lawrence	202,583	62,368
Gregory R. Binion	57,537	38,254
Dorman L. Strahan	23,954	16,703
Steven P. Valerius	33,388	33,875
All current executive officers as a group	682,143	422,522
All employees (other than executive officers) as a group	148,988	437,196
Non-officer directors as a group	—	—

The amounts of future cash or equity awards that may be made to officers of the Company under the 2005 Plan are not determinable at this time, since any such awards are made in the discretion of the Compensation Committee. Nonemployee directors are not eligible for awards under the 2005 Plan.

Summary of the 2005 Plan

The material features of the 2005 Plan are discussed below. The discussion is subject to, and is qualified in its entirety by, the full text of the 2005 Plan, which is attached as Exhibit A to this Proxy Statement.

General

Purpose

The purpose of the 2005 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of options to purchase shares of common stock, shares of restricted stock and performance awards.

Eligibility

Employees of the Company and its subsidiaries are eligible to participate in the 2005 Plan.

Types of Awards

The 2005 Plan authorizes the granting of incentive stock options (“Incentive Options”) and nonincentive stock options (“Nonincentive Options”) to purchase common stock of the Company to employees of the Company. Unless the context otherwise requires, the term “Options” includes both Incentive Options and Nonincentive Options.

The 2005 Plan also authorizes awards of restricted stock (“Restricted Stock”). The vesting and number of shares of a Restricted Stock award may be conditioned upon one or a combination of:

•	the completion of a specified period of service with the Company;

•	the attainment of goals related to the performance of the Company or a division, department or unit of the Company;

•	the performance of the Company’s common stock; or

•	the performance of the recipient of the Restricted Stock award.

The 2005 Plan also authorizes awards intended to be “performance-based compensation” which are payable in stock, cash or a combination of stock and cash (“Performance Awards”). Any Performance Awards granted will vest upon the achievement of performance objectives. The Compensation Committee establishes the performance objectives, the length of the performance period and the form and time of payment of the award.

Administration

The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2005 Plan.

Shares of Common Stock Subject to the 2005 Plan

A total of 3,000,000 shares of common stock (subject to adjustment as discussed below) may be issued under the 2005 Plan.

Exercise Price of Options

The exercise price of Options granted under the 2005 Plan shall be any price determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant. The exercise price of Incentive Options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Price of Restricted Stock

The price, if any, to be paid by a recipient for Restricted Stock awarded under the 2005 Plan shall be determined by the Compensation Committee.

Restrictions on Transfer of Awards

No award granted under the 2005 Plan is transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of Restricted Stock until the shares have vested.

Exercisability of Options

In granting Options, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Options shall be exercisable.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised or otherwise waive or amend any conditions in respect of all or a portion of the Options held by an optionee.

In the event of a Change in Control (as defined in the 2005 Plan), all Options outstanding at the time of the Change in Control will become immediately exercisable unless otherwise provided in the option agreement. In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Compensation Committee may provide for payment of cash or securities of the Company in satisfaction of the Options.

Vesting of Restricted Stock

In granting Restricted Stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Restricted Stock awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which Restricted Stock may vest or otherwise waive or amend any conditions in respect of a grant of Restricted Stock.

In the event of a Change in Control, all shares of Restricted Stock will vest unless the restricted stock agreement with the recipient specifies otherwise.

Terms of Performance Awards

In granting performance awards, the Compensation Committee may determine the target and maximum value of the performance award and the date or dates when performance awards are earned. However, for performance awards granted to the chief executive officer or the three most highly compensated officers of the Company other than the chief executive officer and the chief financial officer, the Compensation Committee may not grant performance awards after the earlier of:

•	90 days after the beginning of the performance period;

•	the date on which 25% of the performance period has elapsed; or

•	the date on which the satisfaction of the performance objectives becomes substantially certain.

Expiration of Options

The expiration date of an Option is determined by the Compensation Committee at the time of the grant. If an optionee’s employment is terminated for cause, any Options held by the optionee terminate automatically and without notice. The 2005 Plan further provides that in most instances an Option must be exercised by the optionee within 30 days after the termination of an optionee’s employment with the Company (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Option was exercisable on the date of such termination.

Expiration of Restricted Stock Awards

The requirements for vesting of Restricted Stock are determined by the Compensation Committee at the time of the grant. If an employee’s employment is terminated before all of the Restricted Stock held by the employee has vested, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee for the forfeited shares shall be returned to the employee. If other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of the conditions established by the Compensation Committee, the shares of Restricted Stock shall be forfeited and any purchase price paid by the employee shall be returned to the employee.

Expiration of Performance Awards

The performance periods are determined by the Compensation Committee at the time of grant. If a participant’s employment is terminated due to death, disability or retirement before the end of a performance period, a proportional portion of the performance award, to the extent earned as a result of the full or partial achievement of the performance objectives during the performance period, will be paid after the end of the performance period. If a participant’s employment is terminated for any other reason, the participant shall not be entitled to any part of the performance award.

Term of the 2005 Plan

The 2005 Plan is of unlimited duration. However, no Incentive Options shall be granted on or after the tenth anniversary of the effective date of the 2005 Plan.

Adjustments

The 2005 Plan gives the Compensation Committee authority to make appropriate adjustments to the number of shares with respect to which Options may be granted, to the number of shares subject to outstanding Options and to the exercise price of outstanding Options in the event of a change in the capitalization of the Company, a distribution to stockholders other than regular cash dividends, a recapitalization resulting in a split-up or consolidation of shares or a share repurchase at a price in excess of the market price of the shares at the time the repurchase is announced.

Amendments

The Board may amend or modify the 2005 Plan at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules; provided that the action may not impair the rights of a participant with respect to an outstanding award without the written consent of such participant.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the 2005 Plan under the law as in effect on the date of this Proxy Statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2005 Plan, nor does it address state, local or non-U.S. taxes.

Grants of Options

Under current tax laws, the grant of an Option will not be a taxable event to the optionee and the Company will not be entitled to a deduction with respect to the grant.

Exercise of Options

Upon the exercise of a Nonincentive Option, an optionee will recognize ordinary income in the year of exercise equal to the excess of the then fair market value of the shares of common stock on the exercise date over the exercise price. The taxable income recognized upon exercise of a Nonincentive Option will be treated as compensation income subject to withholding and, subject to Section 162(m) and the requirement of reasonableness, the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise.

The general rule for Incentive Options is that gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Option will be treated as capital gain or loss. However, if shares acquired on the exercise of an Incentive Option are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the common stock at the time of the exercise over the exercise price and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the optionee. In addition, the optionee will recognize on the disqualifying disposition, as long-term or short-term capital gain depending on the length of time the stock was held after the Option was exercised, the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the common stock at the time of the exercise. If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, the Company’s tax deduction is limited to the amount of ordinary income recognized by the optionee. Different consequences apply for an optionee subject to the alternative minimum tax, and special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares.

Restricted Stock

Unless a recipient who receives Restricted Stock makes an election under Section 83(b) of the Code, the recipient generally is not required to recognize ordinary income on the award of the Restricted Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the recipient will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a recipient makes a Section 83(b) election, the recipient will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the recipient will not be required to recognize additional ordinary income when the shares vest.

Performance Awards

Upon payment of a Performance Award in cash, the recipient is required to recognize ordinary income in the amount of the payment. Upon payment of a performance award in shares of common stock, the recipient will be taxed at ordinary income tax rates on the fair market value of the stock received. In both cases, the Company will generally be entitled to a corresponding tax deduction.

Section 162(m) Effect on Deductibility

Section 162(m) generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the company’s most highly paid executives, subject to an exception that would allow the deduction of certain performance-based compensation. The Options and Performance Awards granted under the 2005 Plan are intended to qualify as performance-based compensation that will not be subject to the $1 million limitation.

Withholding

The Company has the right to reduce the number of shares of common stock deliverable pursuant to the 2005 Plan by an amount having a fair market value equal to the minimum statutory amount necessary to satisfy all federal and state tax withholding requirements or to deduct a corresponding amount from any cash payment to be made pursuant to the 2005 Plan. The Compensation Committee may permit participants to satisfy all or a portion of the minimum statutory withholding requirement by having shares withheld from the award.

Parachute Payments

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of Options, Restricted Stock, Performance Awards and benefits paid under any other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If those limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the Company.

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG served as the Company’s independent accounting firm for 2009. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2010.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2010 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2010 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2009	2008

Audit Fees	$900,000	$900,000
Audit-Related Fees	110,000	108,936
Tax Fees	25,000	25,000

TOTAL	$1,035,000	$1,033,936

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2009 included the review of the Company’s 2008 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

OTHER BUSINESS (ITEM 4)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 10, 2010 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas G. Adler
Secretary

March 10, 2010
Houston, Texas

Exhibit A

KIRBY CORPORATION

2005 Stock and Incentive Plan

ARTICLE I

GENERAL

Section 1.1.  Purpose.  The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of (i) Options to purchase shares of Common Stock (which Options may be Incentive Stock Options or Nonincentive Stock Options); (ii) shares of Restricted Stock; and (iii) Performance Awards.

Section 1.2.  Definitions.  As used herein, the following terms shall have the meaning indicated:

(a) “Award” means a grant under this Plan in the form of Options, Restricted Stock, Performance Awards or any combination of the foregoing.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) The Board ceases to consist of a majority of Continuing Directors, with the term “Continuing Director” meaning a Director who (A) is a Director on the effective date of the Plan or (B) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors;

(iii) (A) Any consolidation or merger of the Company or any Subsidiary that results in the holders of the Company’s voting securities immediately prior to the consolidation or merger having (directly or indirectly) less than a majority ownership interest in the outstanding voting securities of the surviving entity immediately after the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company;

(iv) The stockholders of the Company accept a share exchange, with the result that stockholders of the Company immediately before such share exchange do not own, immediately following such share exchange, at least a majority of the voting securities of the entity resulting from such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange; or

(v) Any tender or exchange offer is made to acquire thirty percent (30%) or more of the voting securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

For purposes of this definition, the term “voting securities” means equity securities, or securities that are convertible or exchangeable into equity securities, that have the right to vote generally in the election of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee, if any, appointed by the Board.

(f) “Date of Grant” means the date on which the Committee takes formal action to grant an Award to an Eligible Person or such later date as may be specified by the Committee when approving the Award.

(g) “Director” means a member of the Board.

(h) “Disability” means mental or physical disability as determined by a medical doctor satisfactory to the Committee.

(i) “Eligible Person” means an employee of the Company or a Subsidiary.

(j) “Existing Plan” means the 2005 Stock and Incentive Plan as approved by the stockholders of the Company on April 26, 2005, as amended by the Board on January 22, 2007 and as amended by the Board on March 6, 2008 and approved by the stockholders of the Company on April 22, 2008.

(k) “Fair Market Value” of a Share means the closing price on the New York Stock Exchange on the day of reference. If the Shares are not listed for trading on the New York Stock Exchange, the Fair Market Value on the date of reference shall be determined by any fair and reasonable means prescribed by the Committee.

(l) “Incentive Stock Option” means an option that is an incentive stock option as defined in Section 422 of the Code.

(m) “Nonincentive Stock Option” means an option that is not an Incentive Stock Option.

(n) “Option” means any option granted under this Plan.

(o) “Optionee” means a person to whom a stock option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

(p) “Participant” means a person to whom an Award is granted under the Plan.

(q) “Performance Award” means an Award granted pursuant to Article IV.

(r) “Performance Objectives” means the objectives established by the Committee pursuant to Section 4.1(b).

(s) “Performance Period” means the period over which the performance of a holder of a Performance Award is measured.

(t) “Plan” means this Kirby Corporation 2005 Stock and Incentive Plan.

(u) “Restricted Stock” means Shares granted under this Plan that are subject to restrictions imposed by the Committee pursuant to Article III.

(v) “Restricted Stock Award” means an award of Restricted Stock under this Plan.

(w) “Section 162(m) Participant” means each Participant who would be a “covered employee” under Section 162(m) of the Code.

(x) “Share” means a share of the common stock, par value ten cents ($0.10) per share, of the Company.

(y) “Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 1.3.  Total Shares and Limitations.

(a) The maximum number of Shares that may be issued under the Plan shall be Three Million (3,000,000) Shares, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Award granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, or the Award is paid in cash in lieu of Shares, the Shares that were subject to such Award shall not count against the above limit and shall again be available for grants under the Plan. Shares equal in number to the Shares surrendered in payment of the option price of an Option and Shares that are withheld in order to satisfy federal, state or local tax liability, shall not count against the above limit and shall be available for grants under the Plan. All Share numbers in the Plan reflect the 2-for-1 split of the common stock of the Company effected on May 31, 2006.

(b) The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall be 1,000,000.

(c) The maximum number of Shares that may be issued to any Participant pursuant to the exercise of Options during any calendar year shall be 500,000.

(d) The maximum number of Shares that may be issued to any Participant pursuant to any Performance Award during the term of the Plan shall be 400,000.

(e) The maximum amount of cash that may be paid to any Participant pursuant to any Performance Award during any calendar year shall be $3,000,000.

Section 1.4.  Awards Under the Plan.

(a) Only Eligible Persons may receive awards under the Plan. Awards to Eligible Persons may be in the form of (i) Options; (ii) shares of Restricted Stock; (iii) Performance Awards; or (iv) any combination of the foregoing. No Award shall confer on any person any right to continue as an employee of the Company or any Subsidiary.

(b) Each Award shall be evidenced by an agreement containing any terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or applicable law.

ARTICLE II

STOCK OPTIONS

Section 2.1.  Grant of Options.  The Committee may from time to time grant Options to Eligible Persons. Options may be Incentive Stock Options or Nonincentive Stock Options as designated by the Committee on or before the Date of Grant. If no such designation is made by the Committee for an Option, the Option shall be a Nonincentive Stock Option. The aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent or subsidiary of the Company (as defined in Section 424 of the Code) shall not exceed $100,000.

Section 2.2.  Exercise Price.  The exercise price per Share for any Option shall be determined by the Committee, but shall not be less than the Fair Market Value on the Date of Grant and shall not be less than 110% of the Fair Market Value on the Date of Grant for any Incentive Stock Option if the Optionee is a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Section 2.3.  Term of Option.  The term of an Option shall be determined by the Committee, provided that, in the case of an Incentive Stock Option, if the grant is to a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the term of the Option shall not exceed five years from the Date of Grant. Notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

Section 2.4.  Vesting.  Options shall be exercisable at such times and subject to such terms and conditions as the Committee shall specify in the option agreement. Unless the option agreement specifies otherwise, the Committee shall have discretion at any time to accelerate such times and otherwise waive or amend any conditions in respect of all or any portion of any Options. Notwithstanding the other provisions of this Section 2.4 and unless otherwise provided in the option agreement, upon the occurrence of a Change in Control, all Options outstanding at the time of the Change in Control shall become immediately exercisable.

Section 2.5.  Termination of Options.

(a) Except as otherwise provided in the option agreement, the portion of an Option that is exercisable shall automatically and without notice terminate upon the earliest to occur of the following:

(i) thirty (30) days after the date on which the Optionee ceases to be an Employee for any reason other than (x) death, (y) Disability or (z) termination for cause;

(ii) one (1) year after the date on which the Optionee ceases to be an Employee as a result of a Disability;

(iii) either (y) one (1) year after the death of the Optionee or (z) six (6) months after the death of the Optionee if the Optionee dies during the 30-day period described in Section 2.5(a)(i) or the one-year period described in Section 2.5(a)(ii);

(iv) the date on which the Optionee ceases to be an Employee as a result of a termination for cause; and

(v) the tenth anniversary of the Date of Grant of the Option.

(b) The portion of an Option that is not exercisable shall automatically and without notice terminate on the date on which the Optionee ceases to be an Employee for any reason.

(c) The Committee shall have discretion at any time to extend the term of any Nonincentive Stock Option to any date that is not later than the date described in Section 2.5(a)(v).

Section 2.6.  Exercise of Options.  An Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.4 and the option agreement. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee for any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or with Shares owned by the Optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

Section 2.7.  Corporate Transactions.

(a) In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board or the Committee may provide for payment in cash or in securities of the Company or the surviving entity in lieu of and in complete satisfaction of Options.

(b) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

(c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 2.8.  Issuance of Shares.  No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option unless and until such Shares (whether represented by certificates or in book-entry or other electronic form) shall have been issued and delivered to such person.

ARTICLE III

RESTRICTED STOCK

Section 3.1.  Grant of Restricted Stock Awards.  The Committee may from time to time grant Restricted Stock Awards to Eligible Persons.

Section 3.2.  Terms and Conditions of Restricted Stock Awards.  Each Restricted Stock Award shall specify the number of shares of Restricted Stock awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Award, the date or dates on which the Restricted Stock will vest and any other terms and conditions that the Committee may determine. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any performance goals established by the Committee, including without limitation goals related to the performance of the Company or any Subsidiary, division, department or other unit of the Company, the performance of the Company’s common stock or other securities, the performance of the recipient of the Restricted Stock Award or any combination of the foregoing.

Section 3.3.  Restrictions on Transfer.  Unless otherwise provided in the grant relating to a Restricted Stock Award, the Restricted Stock granted to a Participant (whether represented by certificates or in book-entry or other electronic form) shall be registered in the Participant’s name or, at the option of the Committee, not issued until such time as the Restricted Stock shall become vested or as otherwise determined by the Committee. If certificates are issued prior to the shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned or pledged by the Participant until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event that a Participant ceases to be an Employee before all the Participant’s Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award agreement, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the Participant for the forfeited Shares shall be returned to the Participant. At the time Restricted Stock vests (and, if the Participant has been issued legended certificates for Restricted Stock, upon the return of such certificates to the Company), such vested shares shall be issued to the Participant (or the beneficiary designated by the Participant in the event of death), in certificated or book entry or other electronic form, free of all restrictions.

Section 3.4.  Accelerated Vesting.  Notwithstanding the vesting conditions set forth in a Restricted Stock Award, unless the Restricted Stock Award grant or other agreement with the Participant specifies otherwise:

(a) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award, and

(b) all shares of Restricted Stock shall vest upon a Change in Control of the Company.

Section 3.5.  Section 83(b) Election.  If a Participant receives Restricted Stock that is subject to a “substantial risk of forfeiture,” such Participant may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the excess of the Fair Market Value of such Restricted Stock on the Date of Grant (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Restricted Stock. If the Participant makes the Section 83(b) election, the Participant shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to notify the Company promptly if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election and (d) agree to such federal and state income tax withholding as the Committee may reasonably require in its sole discretion.

ARTICLE IV

PERFORMANCE AWARDS

Section 4.1.  Terms and Conditions of Performance Awards.  The Committee may from time to time grant Awards that are intended to be “performance-based compensation,” which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

(a) Performance Period.  The Committee shall establish a Performance Period for each Performance Award at the time such Performance Award is granted. A Performance Period may overlap with Performance Periods relating to other Performance Awards granted hereunder to the same Participant. The Committee shall not grant Performance Awards to Section 162(m) Participants after the earliest to occur of (i) the 90th day after the start of the Performance Period, (ii) the date on which 25% of the Performance Period has elapsed or (iii) the date on which the satisfaction of the Performance Objectives becomes substantially certain.

(b) Performance Objectives.  The Committee shall establish written performance objectives for the Participant at the time of the grant of each Performance Award. Each Performance Award shall be contingent upon the achievement of the Performance Objectives established by the Committee. Performance Objectives shall be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or other comparable objective tests selected by the Committee, or any combination of the foregoing, for the Company on a consolidated basis or, if applicable, for one or more Subsidiaries, divisions, departments or other units of the Company or one or more of its Subsidiaries.

(c) Amount; Frequency.  The Committee shall determine at the time of grant of Performance Awards the target and maximum values of Performance Awards and the date or dates when Performance Awards are earned.

(d) Payment.  Following the end of each Performance Period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Objectives for such Performance Period, as determined in writing by the Committee. Unless otherwise provided in the Performance Award, if the Participant exceeds the specified minimum level of acceptable achievement but does not attain the Performance Objectives, the Participant shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total award, as determined by the Committee. Unless otherwise provided in the Performance Award, if a Performance Award is granted after the start of a Performance Period, the Performance Award shall be reduced to reflect the portion of the Performance Period during which the Performance Award was in effect.

(e) Termination of Employment.  Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award and who ceases to be an Employee as a result of death, Disability or retirement before the end of the applicable Performance Period shall be entitled to receive, to the extent earned as a result of the full or partial achievement of the Performance Objectives during the Performance Period, a portion of the Performance Award that is proportional to the portion of the Performance Period during which the Participant was employed, with payment to be made following the end of the Performance Period. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award who ceases to be an Employee for any reason other than death, Disability or retirement shall not be entitled to any part of the Performance Award unless the Committee determines otherwise.

(f) Accelerated Vesting.  Notwithstanding the vesting conditions set forth in a Performance Award, unless the Performance Award specifies otherwise (i) the Committee may in its discretion at any time accelerate the time at which the Performance Award is considered to have been earned or otherwise waive or amend any conditions (including but not limited to Performance Objectives) in respect of a Performance Award, and (ii) all Performance Awards shall be considered earned upon a Change in Control of the Company. In addition, upon a Change in Control of the Company, unless a Performance Award specifies otherwise, each Participant shall receive the target Performance Award such Participant could have earned for the proportionate part of the Performance Period prior to the Change in Control, and shall retain the right to earn any additional portion of his or her Performance Award if such Participant remains in the Company’s employ through the end of the Performance Period.

(g) Stockholder Rights.  The holder of a Performance Award shall, as such, have none of the rights of a stockholder of the Company.

(h) Annual Incentive Plan.  Cash awards based on the attainment of the performance objectives established under the Company’s Annual Incentive Plan may, in the Committee’s discretion, be considered Performance Awards granted under the Plan, provided that such awards are subject to the terms and conditions of this Article IV.

ARTICLE V

ADDITIONAL PROVISIONS

Section 5.1.  Administration of the Plan.  The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan, to establish performance criteria in respect of Awards under the Plan, to determine whether Plan requirements have been met for any Participant in the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Participants. If there is no Committee, the Board shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.

Section 5.2.  Adjustments for Changes in Capitalization.  In the event of any (a) stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, (b) distributions to stockholders, including a rights offering, other than regular cash dividends, (c) changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any similar capital adjustment or the payment of any stock dividend, (d) Share repurchase at a price in excess of the market price of the Shares at the time such repurchase is announced or (e) other similar increase or decrease in the number of the Shares, the Committee, in its sole discretion, shall make appropriate adjustment in the number and kind of shares authorized by the Plan in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan. In addition, upon the occurrence of any event described in this Section 5.2, the Committee, in its sole discretion, shall make appropriate adjustment in the limits specified in Section 1.3(b), (c) and (d) so that the effect of such limits is, as nearly as practicable, equivalent to the effect of such limits prior to the event in question, provided that any such adjustment complies with applicable laws and does not cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Code to fail to satisfy the exception. In the event of any adjustment in the number of Shares covered by any Award, any fractional Shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full Shares resulting from such adjustment.

Section 5.3.  Amendment.

(a) The Board may amend or modify the Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules. Such action shall not impair any of the rights of any Participant with respect to any Award outstanding on the date of the amendment or modification without the Participant’s written consent.

(b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant.

Section 5.4.  Transferability of Awards.  An Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. So long as a Participant lives, only such Participant or his or her guardian or legal representative shall have the right to exercise such Award.

Section 5.5.  Beneficiary.  A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any Shares, Awards or payments that become deliverable to the Participant pursuant to the Plan after the Participant’s death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 5.6.  Non-uniform Determinations.  Determinations by the Committee under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the agreements evidencing Awards and provisions with respect to termination of employment) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 5.7.  Duration and Termination.  The Plan shall be of unlimited duration, provided that no Incentive Stock Option shall be granted under the Plan on or after the tenth anniversary of the effective date of the Plan. The Board may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

Section 5.8.  Withholding.  Prior to the issuance of any Shares under the Plan, arrangements satisfactory to the Committee in its sole discretion shall have been made for the Participant’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or Subsidiary employing the Participant to withhold in accordance with applicable federal or state income tax withholding requirements. If the Committee allows Shares to be withheld from an Award to satisfy such withholding requirements, the amount withheld in Shares shall not exceed the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. When payments under the Plan are made in cash, such payments shall be net of an amount sufficient to satisfy such withholding requirements.

Section 5.9.  Agreements and Undertakings.  As a condition of any issuance or transfer of Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

(a) a representation, warranty or agreement by the Participant to the Company that the Participant is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b) a representation, warranty or agreement to be bound by any restrictions that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares.

Section 5.10.  Uncertificated Shares.  In lieu of issuing stock certificates for Shares acquired pursuant to the Plan, the Company may issue such Shares in book-entry or other electronic or uncertificated form, unless prohibited by applicable law or regulation or by applicable stock exchange rules.

Section 5.11.  Governing Law.  The Plan shall be governed by the laws of the State of Texas except to the extent that federal law or Nevada corporate law is controlling.

Section 5.12.  Effective Date.  The Plan amends and restates the Existing Plan in its entirety, effective upon approval by the Board on July 22, 2008.

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 MMMMMMMMM ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 — C. Sean Day 02 — William M. Lamont, Jr. 03 — C. Berdon Lawrence For Against Abstain For Against Abstain 2. Reapproval of the material terms of the performance 3. Ratification of the selection of KPMG LLP as Kirby’s objectives under Kirby’s 2005 Stock and Incentive Plan. independent registered public accounting firm for 2010. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM3 2 A M 0 2 4 9 0 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 015KFB

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Kirby Corporation 55 Waugh Drive, Suite 1000 P.O. Box 1745 Houston, Texas 77251-1745 This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation. The undersigned hereby appoints Joseph H. Pyne, David W. Grzebinski, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2010, at the Annual Meeting of Stockholders to be held on April 27, 2010, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 at 10:00 A.M. (CDT) and any adjournment(s) thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1. SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)